Exhibit 99.1
Press Release Dated October 17, 2012

NEWS RELEASE
October 17, 2012

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $3.1 million or $.35 per common share and $9.5 million or $1.09 per common share for the third quarter and first nine months of 2012, respectively. This represents an increase of $2.8 million or $.38 per common share and $8.1 million or $1.08 per common share when compared to the same periods in 2011. Net income for the current quarter decreased $56 thousand or 1.8%, relatively unchanged compared with $3.1 million reported for the linked quarter. On a per common share basis, net income for the current quarter decreased $.01 or 2.8% in the linked quarter comparison.

“There are several positives to highlight that took place during the quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “The Company repurchased the warrant it issued in 2009 that would have allowed the U.S. Treasury to purchase common shares in the Company. The parent company also received $9.5 million in dividend payments from its subsidiaries, including $4 million from Farmers Bank,” Mr. Hillard continues. “The dividend from Farmers Bank, which required regulatory approval, represents the first such payment since the bank entered into its agreement with regulators during 2009. And while nonperforming loans declined in the quarter, we are mindful that overall nonperforming assets moved upward - primarily from the addition of a single large restructured credit, and we will continue to work in a methodical fashion to bring those levels down.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Nonaccrual loans	$43,150	$54,598	$61,358	$59,755	$60,322
Loans 90 days or more past due and still accruing	28	29	50	1	2
Restructured loans	26,449	17,540	17,551	19,125	28,742
Total nonperforming loans	69,627	72,167	78,959	78,881	89,066

Other real estate owned	47,480	39,566	41,750	38,157	35,993
Other foreclosed assets	-	16	36	36	40
Total nonperforming assets	$117,107	$111,749	$120,745	$117,074	$125,099

Ratio of total nonperforming loans to total loans (net of unearned income)	6.8%	6.9%	7.5%	7.4%	8.1%
Ratio of total nonperforming assets to total assets	6.3	6.0	6.4	6.2	6.6

Farmers Capital Bank Corporation   *   Page 1 of 6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2012	$54,598	$17,540	$39,566
Loans placed on nonaccrual status	1,679	-	-
Loans restructured	-	9,103	-
Principal paydowns	(992)	(194)	-
Transfers to other real estate owned	(10,787)	-	11,320
Charge-offs/write-downs	(1,348)	-	(1,052)
Proceeds from sales	-	-	(2,219)
Net loss on sales	-	-	(135)
Balance at September 30, 2012	$43,150	$26,449	$47,480

The more significant changes to nonperforming assets during the current quarter include the transfer of $10.8 million of collateral previously securing nonaccrual loans to other real estate owned and the addition to restructured loans of a previously identified impaired, but accruing, single commercial real estate credit in the amount of $9.1 million. There were four larger-balance nonaccrual loans totaling $8.8 million that moved to other real estate owned during the quarter as a result of repossession, one of which includes a real estate development property representing $6.2 million. The other larger-balance properties include a real estate development project of $939 thousand and two residential real estate properties totaling $1.7 million in the aggregate.

The allowance for loan losses was $25.1 million or 2.47% of loans (net of unearned income) outstanding at September 30, 2012. At June 30, 2012 and year-end 2011, the allowance for loan losses was $27.1 million or 2.61% of net loans outstanding and $28.3 million or 2.64% of net loans outstanding, respectively. Net loan charge-offs were $1.7 million and $1.3 million in the current three months and linked quarter, respectively. This represents an increase of $431 thousand or 33.6%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .17% and .12% in the current and linked quarters, respectively.

Third Quarter 2012 Compared to Second Quarter 2012

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The $56 thousand or $.01 per common share decrease in net income for the third quarter of 2012 compared with the second quarter of 2012 includes a decrease in the provision for loan losses, noninterest income, and net interest income of $1.6 million, $246 thousand, and $300 thousand, respectively, and an increase in noninterest expenses and income taxes of $946 thousand and $161 thousand, respectively.

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The $1.6 million or 119% decrease in the provision for loan losses is mainly due to an overall improvement in credit quality of the loan portfolio and a decrease in loan balances outstanding. Nonperforming loans, loans past due 30-89 days, and watch list loans all decreased during the quarter. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward during 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating its allowance for loan losses.

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The $246 thousand or 3.8% decrease in noninterest income was driven mainly by a $409 thousand or 59.7% decrease from gains on the sale of investment securities, partially offset by an increase in the gain on sale of mortgage loans of $152 thousand or 33.7%. The increase in the gain on sale of mortgage loans is due to a higher volume of loans sold, fueled by historically low mortgage interest rates.

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The $300 thousand or 2.2% decrease in net interest income was driven mainly by lower interest income of $509 thousand or 2.8%, which offset a decrease in interest expense of $209 thousand or 4.4%. The decrease in interest income is mainly driven by lower average rates earned attributed to investment securities and, to a lesser extent, loans. The decrease in interest expense is primarily due to a $227 thousand or 9.6% decrease in interest expense on deposits, which have moved downward primarily as a result of the overall low interest rate environment and a strategy of reducing higher-rate time deposits.

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Net interest margin was 3.13% in the current quarter, a decrease of eight basis points compared to 3.21% in the linked quarter. Net interest spread was 2.91%, a decrease of nine basis points compared to 3.00% in the linked quarter.

Farmers Capital Bank Corporation   *   Page 2 of 6

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The $946 thousand increase in noninterest expenses is due primarily to higher costs associated with repossessed real estate of $827 thousand or 117%. The increase in expenses associated with repossessed real estate was driven by higher impairment charges of $1.1 million to write down certain properties to their estimated fair value.

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Income tax expense was $1.1 million for the current quarter, up $161 thousand or 18.1% compared to the linked quarter. The effective income tax rates were 25.4% and 22.0% for the current and linked quarter, respectively.

Third Quarter 2012 Compared to Third Quarter 2011

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The $2.8 million or $.38 per common share increase in net income for the third quarter of 2012 compared to the same quarter a year ago was mainly driven by decreases in the provision for loan losses and expenses associated with repossessed real estate of $3.5 million and $2.0 million, respectively, partially offset by higher income tax expense of $1.9 million.

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The $3.5 million or 108% decrease in the provision for loan losses is attributed to an overall improvement in the credit quality of the loan portfolio and a decrease in loan balances outstanding. Nonperforming loans, loans past due 30-89 days, and watch list loans all decreased in the comparable periods. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward during 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating its allowance for loan losses.

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Expenses associated with repossessed real estate declined mainly due to a $2.3 million or 69.1% decrease in impairment charges in the comparable quarters. The decrease in impairment charges on repossessed real estate is attributed primarily to the recording of a $2.8 million impairment charge during the third quarter of 2011 related to a single real estate development project.

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Income tax expense was $1.1 million for the current quarter, with an effective income tax rate of 25.4%. The Company recorded an income tax benefit of $806 thousand for the same quarter a year earlier.

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Net interest income was down $330 thousand or 2.5% in the quarterly comparison. Interest income decreased $1.9 million or 9.8%, partially offset by lower interest expense of $1.6 million or 26.0%. The decrease in interest income was driven by lower interest on loans, which has decreased as a result of lower balances outstanding and an overall low interest rate environment. The decrease in interest expense was driven by lower interest expense on deposits, which has decreased mainly from the Company’s continuing efforts to reduce higher-rate time deposits.

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Net interest margin was 3.13% in the current quarter, an increase of six basis points from 3.07% in the third quarter a year ago. Net interest spread was 2.91%, up eight basis points compared to 2.83%.

Nine-month Comparison

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The $8.1 million or $1.08 per common share increase in net income for the nine months ending September 30, 2012 compared to the first nine months of 2011 is primarily due to decreases in the provision for loan losses and noninterest expenses of $8.1 million and $3.4 million, respectively, partially offset by lower net interest income of $1.2 million. Income tax expense increased $2.4 million.

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The decrease in the provision for loan losses of $8.1 million or 79.8% is attributed to an overall improvement in the credit quality of the loan portfolio and a decrease in loan balances outstanding. Nonperforming loans, loans past due 30-89 days, and watch list loans all decreased in the comparable periods. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward during 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating its allowance for loan losses.

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The $3.4 million or 7.1% decrease in noninterest expenses in the comparison is made up primarily by a $3.0 million or 48.3% decrease in expenses associated with repossessed real estate, a $700 thousand decrease related to a deposit fraud loss recorded in the prior year, and a $363 thousand or 10.2% decrease in data processing and communications expense. Partially offsetting these noninterest expense decreases was an increase in salaries and employee benefits of $718 thousand or 3.5%.

Farmers Capital Bank Corporation   *   Page 3 of 6

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Expenses associated with repossessed real estate decreased mainly due to a $2.8 million or 55.7% decline in impairment charges in the comparison. The $700 thousand deposit fraud loss relates to a transaction on a deposit account involving one of the Company’s customers that occurred during the first quarter of 2011. Data processing and communications expenses decreased as a result of costs savings related to the winding down of the Company’s contract with the Commonwealth of Kentucky as well as an agreement the Company announced during the first quarter to reduce its debit card processing expenses during 2012 and 2013. Salaries and employee benefits increased in the comparison mainly due to additional personnel hired in the credit administration and nonperforming asset management positions in early 2012, higher postretirement benefits expense, and modest annual employee pay increases.

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The decrease in net interest income is made up of a $5.7 million or 9.6% decrease in interest income partially offset by lower interest expense of $4.5 million or 23.7%. The decrease in interest income is mainly related to lower interest on loans, which has decreased as a result of lower balances outstanding and an overall low interest rate environment. The decrease in interest expense is primarily related to lower interest expense on deposits, which has decreased mainly from the Company’s continuing efforts to reduce higher-rate time deposits.

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Net interest margin was 3.16% for the first nine months of 2012, up two basis points compared to 3.14% for the same nine-month period a year ago. Net interest spread was 2.94%, up four basis points compared to 2.90%.

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Income tax expense was $2.3 million for the first nine months of 2012, with an effective income tax rate of 19.4%. The Company recorded an income tax benefit of $67 thousand for the same period a year earlier.

Balance Sheet

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Total assets were $1.9 billion at September 30, 2012, an increase of $7.3 million or 0.4% from June 30, 2012. The overall increase in total assets is primarily attributed to an increase in cash and cash equivalents and other real estate owned of $39.2 million or 55.2% and $7.9 million or 20.0%, respectively, partially offset by a decrease in investment securities and loans (net of unearned income and allowance) of $16.3 million or 2.6% and $20.2 million or 2.0%, respectively.

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The increase in cash and cash equivalents was driven by a $40.5 million increase in interest bearing deposits in other banks, primarily from higher balances maintained in clearing accounts with the Federal Reserve. The increase in cash and cash equivalents is mainly the result of the Company reinvesting some of the cash inflows from securities transactions into interest bearing deposits in preparation for repaying, during the fourth quarter, $50 million of outstanding borrowings scheduled to mature related to the balance sheet leverage transaction initiated during 2007.

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Other real estate owned increased during the current quarter primarily from the repossession of properties totaling $11.3 million that previously served as collateral to financially troubled borrowers. Repossessed property for the quarter includes one larger-balance real estate development property in the amount of $6.2 million. There were three other larger-balance properties transferred to other real estate owned made up of one real estate development project of $939 thousand and two residential real estate properties totaling $1.7 million in the aggregate.

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The decrease in investment securities was driven by sales and other repayment transactions that occurred during the current quarter for which the proceeds were reinvested primarily in other temporary assets. As discussed above, the Company has reinvested a part of the cash inflows from securities transactions into interest bearing deposits in order to have sufficient liquidity to repay outstanding borrowings that mature during the fourth quarter related to the balance sheet leverage transaction initiated during 2007.

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The decrease in loans reflects the lack of high quality loan demand sought by the Company as it continues a cautious and measured approach to new lending while working to reduce its high level of nonperforming assets. Total deposits decreased $3.5 million or 0.2% in the linked quarter comparison. Interest bearing deposits, primarily time deposits, decreased $15.2 million or 1.3%. Noninterest bearing deposit balances increased $11.7 million or 4.9%. Time deposits have trended downward primarily as a result of the Company’s strategy to lower its cost of funds by allowing higher-rate certificates of deposit to roll off or reprice at significantly lower interest rates.

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Short-term borrowings increased $3.8 million or 17.1% primarily related to short-term repurchase agreements entered into with commercial depositors in the normal course of business. Long-term borrowings were relatively unchanged.

Farmers Capital Bank Corporation   *   Page 4 of 6

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The allowance for loan losses was 2.47% of loans outstanding (net of unearned income) at September 30, 2012, a decrease of 14 basis points compared to 2.61% at June 30, 2012. Net charge-offs were $1.7 million and $1.3 million for the current and linked quarters, respectively. This represents an increase of $431 thousand or 33.6%. The ratio of nonperforming loans to loans outstanding (net of unearned income) was 6.8% at September 30, 2012, an improvement of 10 basis points compared to 6.9% at June 30, 2012. The decrease was driven by the reduction in nonaccrual loans of $11.4 million or 21.0%.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 5 of 6

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income	$17,578	$18,087	$19,493	$54,075	$59,794
Interest expense	4,511	4,720	6,096	14,434	18,919
Net interest income	13,067	13,367	13,397	39,641	40,875
Provision for loan losses	(256)	1,341	3,232	2,062	10,201
Net interest income after provision for loan losses	13,323	12,026	10,165	37,579	30,674
Noninterest income	6,166	6,412	6,260	18,606	18,493
Noninterest expenses	15,347	14,401	16,959	44,341	47,748
Income (loss) before income tax expense	4,142	4,037	(534)	11,844	1,419
Income tax expense (benefit)	1,051	890	(806)	2,297	(67)
Net income	$3,091	$3,147	$272	$9,547	$1,486

Net income	$3,091	$3,147	$272	$9,547	$1,486
Preferred stock dividends and discount accretion	(481)	(480)	(474)	(1,439)	(1,419)
Net income (loss) available to common shareholders	$2,610	$2,667	$(202)	$8,108	$67

Basic and diluted net income (loss) per common share	$.35	$.36	$(.03)	$1.09	$.01

Averages
Loans, net of unearned interest	$1,032,914	$1,041,927	$1,119,634	$1,044,271	$1,145,584
Total assets	1,886,412	1,895,963	1,932,785	1,896,175	1,949,083
Deposits	1,407,895	1,422,278	1,446,751	1,421,430	1,459,390
Shareholders’ equity	166,722	163,262	156,136	163,141	153,868

Weighted average common shares outstanding – basic and diluted	7,461	7,454	7,427	7,454	7,420

Return on average assets	.65%	.67%	.06%	.67%	.10%
Return on average equity	7.38%	7.75%	.69%	7.82%	1.29%

	September 30, 2012	June 30, 2012	December 31, 2011
Cash and cash equivalents	$110,218	$71,001	$94,309
Investment securities	601,431	617,731	598,694
Loans, net of allowance of $25,144, $27,113, and $28,264	993,167	1,013,326	1,043,844
Other assets	150,166	145,598	146,743
Total assets	$1,854,982	$1,847,656	$1,883,590

Deposits	$1,403,991	$1,407,448	$1,435,065
Federal funds purchased and other short-term borrowings	25,740	21,989	27,022
Other borrowings	229,350	229,434	239,664
Other liabilities	27,223	25,049	24,782
Total liabilities	1,686,304	1,683,920	1,726,533

Shareholders’ equity	168,678	163,736	157,057
Total liabilities and shareholders’ equity	$1,854,982	$1,847,656	$1,883,590

End of period tangible book value per common share1	$18.43	$17.76	$16.86
End of period common share value	10.50	6.57	4.49

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *   Page 6 of 6